Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 6th day of September, 2006 by and between BUCA, Inc., a Minnesota corporation (the “Company”), and John T. Bettin (the “Executive”).

WHEREAS, the Company desires to employ Executive to devote full time service to the business of the Company and Executive desires to be so employed.

NOW THEREFORE, IN CONSIDERATION of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions hereof, the Company shall employ Executive and Executive agrees to be so employed for a term commencing on the date hereof and ending on September 30, 2009, or earlier upon termination in accordance with Section 8 of this Agreement. The Company shall employ Executive and Executive agrees to be so employed in the capacity of President commencing on the Effective Date (as defined below) and continuing for the duration of Executive’s employment hereunder. The term of Executive’s employment hereunder will automatically renew for additional one (1) year extension or renewal term(s) unless Executive or the Company provides 90 days prior written notice to the other that he/it does not intend to renew or extend his employment past its then-current expiration date.

2. Duties. Commencing with the Effective Date, Executive shall diligently and conscientiously devote his full time and attention to the discharge of his duties as President and such other positions as assigned by the Chief Executive Officer and/or the Board of Directors. In such capacity, Executive shall at all times discharge said duties in consultation with and under the supervision of the Chief Executive Officer. Executive shall perform such other duties as may from time to time be given to him by the Chief Executive Officer. “Effective Date” means that date when Executive assumes the duties and title of President, which date shall occur as promptly as practicable but in no event later than October 9, 2006. Executive hereby represents and confirms that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s performance of his duties and obligations hereunder will violate or conflict with any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

3. Base Salary. Commencing at the Effective Date, the Company shall pay to Executive an annualized base salary of $350,000 in 2006. The Compensation Committee of the Board of Directors (or other authorized committee of the Board of Directors) (the “Committee”) shall establish Executive’s base salary for 2007 and each subsequent calendar year. The base salary is payable in accordance with the Company’s standard payroll practices and procedures as in effect from time to time.

4. Bonuses. In addition to base salary, Executive shall be eligible to receive a base cash bonus in a targeted amount of 50% percent of base salary for each fiscal year. In 2006, the Executive will be eligible for a bonus prorated to the Effective Date. Payment of any base cash bonus shall be based upon the Company attaining certain performance targets selected by the Committee and based upon the budget for the applicable year, as approved by the Board of Directors.

5. Stock Option. As an incentive to Executive, the Company has granted to Executive stock options under the Company’s 2006 Omnibus Stock Plan, as amended from time to time, to purchase 200,000 shares of the Company’s common stock, to vest and be exercisable as set forth in the non-qualified stock option agreement attached hereto as Exhibit A. Such options shall be granted with an exercise price equal to the fair market value of a share of the Company’s common stock at the end of the last business day prior to the date of this Agreement.

6. Relocation Allowance and Expenses. The Company shall pay Executive a relocation allowance of $100,000, of which $50,000 is to be paid on January 1, 2007 and $50,000 is to be paid on January 1, 2008. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in carrying out his duties under this Agreement, subject to the Company’s normal policies and procedures for expense verification and documentation. While Executive is employed by the Company hereunder, in recognition of Executive’s need for an automobile for business purposes, the Company will provide Executive with a $1,000 per month automobile allowance.

7. Benefits. Commencing on the date hereof and while Executive is employed by the Company hereunder, Executive shall be entitled to participate in any benefit plans or programs provided generally to the Company’s senior executive employees, to the extent Executive is eligible to participate under the terms and conditions of the plans or programs. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Commencing on the date hereof and while Executive is employed by the Company hereunder, Executive shall be entitled to accrued vacation and holidays in accordance with Company policy for employees. Such vacation shall be taken by Executive at times so as not to unduly disrupt the operations of the Company and shall not be accrued and carried over from year to year.

8. Termination. Executive’s employment hereunder shall terminate upon:

(a) the death of Executive;

(b) Executive’s receipt of notice to Executive from the Company that his employment is terminated due to Executive’s inability to perform his usual and customary duties by reason of Physical or Mental Disability;

(c) Executive’s receipt of notice from the Company of the termination of his employment (with or without Cause);

(d) Executive’s abandonment of his employment or receipt by the Company of notice of his resignation; or

(e) Executive’s resignation following thirty (30) days’ prior written notice to the Company that, following a Change in Control (as defined below) of the Company, Executive’s duties (as in effect immediately prior to such Change in Control) have been Substantially Reduced or Negatively Altered (as defined below) without his prior written consent.

For purposes of this Section, “Cause” means:

(i) an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company;

(ii) gross misconduct that is willful or deliberate on Executive’s part and that, in either event, is injurious to the Company;

(iii) the conviction of Executive of a felony;

(iv) the failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company;

(v) the material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within 15 days after written notice thereof to Executive from the Company; or

(vi) conduct by Executive that is deemed by a majority of the directors to have a material adverse effect on the business, operations, assets, properties, or financial condition of Company, taken as a whole.

For purposes of this Section, “Physical or Mental Disability” means the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues (i) for an uninterrupted period of 90 days or more during any 360-day period or (ii) for 180 days in any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

For purposes of this Section and Section 9, “Change in Control” with respect to the Company shall have occurred on the earliest of the following dates:

(i) the date after the Effective Date that any entity or person (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common shares of the Company (provided that this clause (i) shall not apply to any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 70% of both the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (the “Voting Securities”) and the then-outstanding common stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned the Voting Securities and the common stock immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and the common stock, as the case may be, immediately prior to such acquisition);

(ii) the date after the Effective Date that the shareholders of the Company approve a definitive agreement: (A) to merge or consolidate the Company with or into another corporation, or to merge another corporation into the Company, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities of another corporation, or other property (this clause (A) shall not apply to a merger or consolidation of the Company in which, immediately following such merger or consolidation, more than 70% of both the combined voting power of the Company’s then outstanding Voting Securities and the then outstanding common stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned the Voting Securities and the common stock immediately prior to such merger or consolidation in substantially the same proportions as their ownership of such Voting Securities and common stock, as the case may be, immediately prior to such merger or consolidation); or (B) to sell or otherwise dispose of substantially all of the assets of the Company; or

(iii) Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. For purposes of this clause (iii), “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company or (C) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a “Continuing Director” shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company.

Notwithstanding anything stated above, a Change in Control shall not be deemed to occur with respect to Executive if (x) the acquisition or beneficial ownership of the 50% or greater interest referred to in clause (i) of the definition is by Executive or by a group, acting in concert, that includes Executive or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a merger, consolidation or disposition of assets referred to in clause (ii) above, be beneficially owned, directly or indirectly, by Executive or by a group, acting in concert, that includes Executive.

For purposes of this Section and Section 9, “Substantially Reduced or Negatively Altered” means, without Executive’s express written consent:

(i) the assignment to Executive of duties, considered in the aggregate, inconsistent with Executive’s positions, duties, responsibilities and status with the Company immediately prior to a Change in Control or a change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with the termination of Executive’s employment for Cause, upon the Physical or Mental Disability or death of Executive, or upon the voluntary termination by Executive;

(ii) a reduction in Executive’s base salary or bonus potential those in effect at the time of such Change in Control, as determined in accordance with Section 3 hereof; or

(iii) failure of any successor to the Company not otherwise bound by this Agreement to expressly assume and agree to perform the obligations of the Company under this Agreement.

9. Effect of Termination. If Executive is terminated by the Company for Cause or if Executive terminates employment under Section 8(d), Executive shall be paid only to the date of actual termination of employment and Executive shall not be entitled to any additional compensation for the year in which termination of employment occurs (or any subsequent year) or any other termination payment.

If, following the Effective Date, Executive is terminated by reason of death or Physical or Mental Disability, Executive or his estate shall be entitled to a termination payment equal to six months’ base salary then in effect plus a prorata portion (based on the number of months completed during such current year) of any bonus amount deemed earned during such current year, reduced by all disability insurance payments scheduled to be paid to the Executive during the six months following termination of employment under disability insurance policies provided by the Company, provided, however, Executive’s receipt of amounts from governmental or quasi-governmental disability programs, even if paid for by the Company, shall not reduce amounts payable to Executive by the Company hereunder.

If, following the Effective Date, Executive terminates employment for the reason specified in Section 8(e) or if Executive is terminated by the Company without Cause following a Change in Control or if Executive is terminated without Cause by the Company during the term of employment (including any renewal or extension term) under this Agreement, Executive shall be entitled to a termination payment equal to the product of (x) the greater of the number of full months remaining on his then-current employment term or 12, multiplied by (y) Executive’s base monthly salary then in effect. Such amount shall be payable in substantially equal monthly installments over the number of months determined according to (x) above. Notwithstanding the foregoing, payments required under this paragraph shall cease (other than termination without cause following a change of control) prior to the expiration of the payment period at such time as Executive accepts employment with another entity. If Executive accepts employment prior to the expiration of the payment period, Executive shall provide written notice thereof to the Company. In addition, in connection with any such termination covered by this paragraph, the Company shall continue Executive’s health benefits for one year by paying the cost of Executive’s COBRA coverage premiums during such one year period.

The Company and the Executive agree that, if the Executive is a “specified employee” under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) at termination of employment, any cash payments due to the Executive under this Section 9 that are considered to be deferred compensation under Section 409A of the Code shall be paid in a manner to minimize increased taxes under that section of the Code. For purposes of determining specified employee status, the “identification date” shall be December 31, 2006 unless and until modified by the Company (including any successor).

Notwithstanding the foregoing provisions of this Section 9, the Company shall not be obligated to make any payments to Executive under this Section unless Executive shall have signed a release of claims in favor of the Company and its affiliates in a form reasonably prescribed by the Company, all applicable consideration and recession periods provided by law shall have expired, and Executive is not in material breach of any terms or conditions of this Agreement.

10. Tax Withholding. The Company shall deduct from any payments made to the Executive hereunder any withholding or other taxes which the Company is required to deduct, if any, under applicable law.

11. Limitation on Payments by the Company.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Code, then the amounts payable to Executive under this Agreement shall be reduced (reducing first the payments under Section 9, unless an alternative method of reduction is elected by Executive) to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to the Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

(b) All determinations required to be made under this Section 11 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may select another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in Section 11(c) below).

(c) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of Executive by the Company, which are in excess of the limitations provided in this Section 11 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 11. In the event that it is determined (1) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (2) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment.

12. Confidentiality. Except as permitted by the Company or in the ordinary course of the performance of the Executive’s duties hereunder, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, recipes, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (viii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company. Executive shall take reasonable steps to protect the confidentiality of such knowledge and information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement, or (ii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law. The obligations of Executive under this Section 12 shall survive the termination of this Agreement and termination of Executive’s employment with the Company.

13. Covenant Not to Compete. The parties agree that the Company would be substantially harmed if Executive competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to Executive hereunder, Executive agrees that during his employment with the Company and for the applicable period set forth below after termination of such employment for any reason, Executive will not directly or indirectly, without the written consent of the Company;

(a) for a period of 12 months after termination, own, operate or render services to any entity engaged, directly or indirectly, in owning or operating Italian restaurants within 50 miles of any restaurant owned or managed by the Company; or

(b) for a period of 12 months after termination, knowingly hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee at any manager level or above, officer, agent, independent contractor, supplier or subcontractor of the Company to discontinue their relationship with the Company.

If the duration of, the scope of or any business activity covered by any provision of this Section 13 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 13 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

14. Disparagement. The Company and Executive agree that during and after the term of this Agreement, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices.

15. Arbitration.

(a) Executive and the Company agree and stipulate that the services rendered in this transaction involve interstate commerce as defined in the Federal Arbitration Act, 9 U.S.C. ‘ 1 et seq., and that this Agreement is covered and governed pursuant to the Federal Arbitration Act.

(b) Executive and The Company agree that, should a controversy arise, any and all claims shall be resolved in arbitration under the then-current National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The arbitration shall take place in Minneapolis, Minnesota.

(c) The Arbitrator shall be selected as follows: AAA shall give each party a list of arbitrators drawn from its panel of employment arbitrators pursuant to Rule 9 of the Rules. Each party may strike two names on the list it deems unacceptable in accordance with the Rules. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. In the event no Arbitrator is agreed to then AAA shall select the Arbitrator in accordance with the Rules.

(d) The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

(e) The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(f) Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

(g) Either party, upon request at the closing of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

(h) Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both parties agree that neither party will initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(i) The Arbitrator shall render an award and opinion in the form typically rendered in employment arbitrations.

(j) The results of the arbitration, unless otherwise agreed by the parties or ordered by the Arbitrator on motion, are not confidential and may be reported by any news agency or legal publisher or service.

(k) The parties shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of the hearing. Each party shall pay for its own costs and attorneys’ fees, if any.

(l) At the conclusion of the arbitration hearing, the parties hereby select and appoint the Arbitrator as their Mediator to fully and finally dispose of all issues existing between them. Immediately upon conclusion of the arbitration hearing, the Arbitrator shall retire to make his/her Award, and shall maintain the original of the Award in an envelope with copies in two additional envelopes for the Executive and the Company. Upon sealing the original and copies in three respective envelopes, the Arbitrator/Mediator shall then immediately convene a mediation process to attempt to resolve any and all issues between the parties.

(m) Notwithstanding the parties’ agreement to arbitrate all claims between them, in the event that the Company believes it will suffer material and irreparable damage if the Executive violates any provision contained in Sections 12 or 13 of this Agreement, the parties hereby agree in the event of such breach or an apparent danger of such breach by Executive, the Company shall be entitled, in addition to such other remedies available to it, to seek an immediate injunction to restrain the violation of any or all such provisions by Executive.

16. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	BUCA, Inc.
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403
Attn: Legal Department

If to Executive:	John T. Bettin
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403

17. Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement, not subject to the arbitration provisions in this Agreement, shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

18. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Executive by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

19. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon Executive, his heirs, distributees and personal representatives. In the event of Executive’s death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designee, or if there is no such designee, to Executive’s estate. The rights and obligations of the Company under this Agreement may be assigned to a successor. The rights and obligations of Executive under this Agreement may not be assigned by Executive to any other person or entity.

20. Further Actions to Conform to Code Section 409A. The Company and Executive agree that other appropriate modifications shall be made to the Agreement as necessary for any deferred compensation provided under the Agreement to satisfy the requirements of Sections 409A(a)(2), (3) and (4) of the Code (including current and future guidance issued by the Department of Treasury and/or Internal Revenue Service). To the extent that any provision of this Agreement (including any modifications made by this amendment) fails to satisfy those requirements, the provision shall be applied in operation in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and the value of the Agreement to the Executive. The Company (including any successor) shall propose subsequent amendments to this Agreement to the Executive if and as necessary to conform the terms of the Agreement to any such operational modifications with the intent being to adopt all necessary amendments by December 31, 2006 or such latter date as is allowed under transition guidance issued under Section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

BUCA, INC.

By:	/s/ Wallace B. Doolin
Its:	Chairman, President and
Chief Executive Officer

EXECUTIVE

/s/ John T. Bettin
John T. Bettin

Signature Page to Employment Agreement